FOR IMMEDIATE RELEASE

TORRENT’S SECOND EXPLORATION PROJECT NOW INCLUDES 115,000 ACRES IN WASHINGTON STATE

Vancouver, British Columbia – November 22, 2005 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) and its wholly owned operating subsidiary, Cascadia Energy Corp., (“Cascadia”) are pleased to announce the following developments.

Under the terms of an agreement with a major forest products company announced on August 17, 2005, Cascadia has completed its preliminary geological review of a 365,000 acreage block in southwestern Washington and selected 100,000 of the most prospective acres for continued exploratory evaluation. Cascadia also retains a two year right of first refusal on the balance of this acreage.

Based upon the geological interpretation of this initial 100,000 acreage block and the surrounding area, Cascadia decided to aggressively pursue additional acreage at the November competitive lease auction held in Olympia, Washington. The approximate 15,000 acres that was acquired from the State of Washington Trust lies directly adjacent or contiguous to Cascadia’a 100,000 acre block. The acreage for which Cascadia was the high bidder was part of an inventory of State managed mineral parcels which received a significantly higher level of industry attention than previous lease sales. These properties include potential for both natural gas from coal and conventional natural gas opportunities.

Cascadia and its 40% partner, St. Helens Energy LLC, are coordinating a plan on the following steps:

•	continued geological assessment of this area, including seismic and existing well data
•	selective land purchases and continued land title work
•	review of specific sites for an exploratory work program, which may include a core hole program and/or a pilot well program

Mr. Thomas Deacon, President of Cascadia, indicated “the large Cedar Creek area reflects an opportunity to evaluate multiple, previously identified geologic leads and coal seams in a known coal producing area of the Northwest which is very close to an existing interstate pipeline, gas storage fields and strong markets for natural gas.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing primarily on developing non-conventional natural gas reserves. The Company’s current focus is the exploration of the Coos Bay Basin project in southwestern Oregon through its Oregon subsidiary, Methane Energy Corp., where the Company currently has a land portfolio that in excess of 100,000 acres. The Company is also currently evaluating the potential of the Chehalis Basin of southwestern Washington through its Washington subsidiary, Cascadia Energy Corp., where the Company has a land portfolio that includes over 115,000 acres. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

Mark Gustafson, President

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, our forecast that the acerage we selected are the most prospective with potential for both natural gas from coal and conventional natural gas opportunities; that we can successfully co-ordinate a plan to continue assessment, purchase more land and consider a work program; and that we have an opportunity to evaluate multiple, previously identified geologic leads and coal seams. .. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the likelihood we could be outbid for further land in our target area, the Company’s ability to raise financing for further purchases or operations or compliance with our obligations under our contracts, inability to maintain qualified employees or consultants, potential delays or obstacles in spudding and interpreting data, misinterpretation of data, equipment problems and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our 10-KSB filed on Edgar on June 30, 2005.